Exhibit 10.4

AMENDMENT TO SAMSON RESOURCES CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN FOR OFFICERS

THIS AMENDMENT TO THE SAMSON RESOURCES CORPORATION CHANGE IN CONTROL SEVERANCE PLAN FOR OFFICERS (“Amendment”) is effective of November 14, 2014 (the “Effective Date”).

On January 1, 2014, the Company adopted the Samson Resources Corporation Change in Control Severance Plan for Officers (the “Plan”). The Company hereby amends the Plan as set forth herein:

1.	Section 1.7 shall be amended as follows, effective September 1, 2015:

“Change in Control” means (i) the sale of all or substantially all (i.e., at least 80%) of the assets (in one transaction or a series of related transactions) of Samson Resources Corporation (“SRC”), a corporation controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P., Itochu Corporation, Natural Gas Partners L.P. and Crestview Partner L.P. (together, the “Sponsors”) or Samson Investment Company (“SIC”), as applicable, which, based on transactions consummated as of September 1, 2015, are held by SRC, SIC or any of their respective Subsidiaries or any entity that is controlled by SRC or SIC and are not as of such date contemplated for sale, to any Person (or group of Persons acting in concert), other than to the Sponsors or their Affiliates; or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) by the Company, the Sponsors or any of their respective Affiliates (which includes, for the avoidance of doubt, SIC), to a Person (or group of Persons acting in concert) of equity interests or voting power that results in any Person (or group of Persons acting in concert) (other than the Sponsors or their Affiliates) owning more than 50% of the equity interests or voting power of the Company or SIC, as applicable (or any resulting company after a merger). For purposes of determining if an asset is sold under clause (i) above, the sale of primary equity securities in a direct or indirect subsidiary of SRC or SIC to the public or a third party shall not be deemed to be an asset sale; provided, however, that a sale of secondary equity securities in any such subsidiary shall be considered an asset sale to the extent of such sale. For the avoidance of doubt, none of an initial public offering, stock dividend, stock split or any other similar corporate event shall alone constitute a Change in Control.

2.	Section 2.5 shall be amended as follows, effective immediately:

Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in the Plan is subject to the provisions of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the Cash Payment equal to such other amount shall instead be paid in the form provided for in such other plan or agreement. Further, to the extent, if any, that provisions of the Plan affect the time or form of payment of any amount under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.

In witness whereof, the undersigned officer of the Company hereby certifies that the Plan was amended on November 14, 2014.

/s/ Randy L. Limbacher
Randy L. Limbacher